UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
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☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

IOWA RENEWABLE ENERGY, LLC

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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NOTICE OF ANNUAL MEETING OF MEMBERS AND IMPORTANT NOTICE REGARDING THE
AVAILABILITY OF PROXY MATERIALS FOR THE MEMBERS MEETING TO BE HELD ON
SATURDAY APRIL 5, 2008
To our members:
The 2008 Annual Meeting of Members (the “2008 Annual Meeting”) of Iowa Renewable Energy, LLC (the “Company”) will be held on Monday, April 5, 2008 at the Knights of Columbus Hall, 606 W. 3rd Street, Washington, Iowa. Registration for the meeting will begin at 12:30 p.m. The 2008 Annual meeting will commence at approximately 1:30 p.m. The purposes of the meeting are to: (1) Elect three (3) Group I directors to our board of directors; and (2) Transact such other business as may properly come before the 2008 Annual Meeting or any adjournments thereof.
•
This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting;

•	The proxy statement, proxy card and annual report to Members are available at www.iowarenewableenergy.com;

•	The Company will send out a notice and a proxy card for the 2008 Annual Meeting on approximately February 28, 2008; and

•
If you want to receive a paper or e-mail copy of the proxy statement and annual report, you must request one. There is no charge to you for requesting a copy of the proxy statement and annual report. Please make your request for a copy by calling Linda Krantz at (319) 653-2890 or emailing linda.krantz@iowarenewableenergy.com. Proxy statements and annual reports may be requested from the Company up to one (1) year after 2008 Annual Meeting or April 5, 2009.

If you have questions regarding the information in the proxy statement or completion of the proxy card located on our website at www.iowarenewableenergy.com, or if you need directions to attend the meeting and vote in person, please call Linda Krantz at (319) 653-2890 or email linda.krantz@iowarenewableenergy.com.
Only members listed on the Company’s records at the close of business on February 15, 2008 are entitled to notice of the Annual Meeting and to vote at the 2008 Annual Meeting and any adjournments thereof. For your proxy card to be valid, it must be received by the Company no later than 5:00 p.m. on, April 3, 2008.
All members are cordially invited to attend the 2008 Annual Meeting in person. However, to assure the presence of a quorum, the board of directors requests that you promptly sign, date and return the proxy card, which is solicited by the board of directors, whether or not you plan to attend the meeting. The proxy will not be used if you attend and vote at the meeting in person. You may fax the proxy card to the Company at (319) 653-3330 or mail it to us at P.O. Box 2, Washington, IA 52353.
By order of the board of directors,
Michael Bohannan
Chairman of the Board
Washington, Iowa
February 18, 2008

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Iowa Renewable Energy, LLC
1701 East 7th Street
P.O. Box 2
Washington, Iowa 52353

Proxy Statement
Annual Meeting of Members
Saturday April 5, 2008
1:30 p.m.

The proxy is solicited by the board of directors of Iowa Renewable Energy, LLC (the “Company” or “Iowa Renewable Energy”) for use at the 2008 annual meeting of members of the Company to be held on Saturday, April 5, 2008 (the “2008 Annual Meeting”), and at any adjournment thereof. The 2008 Annual Meeting will be held at the Knights of Columbus Hall, 606 W. 3rd Street, Washington, Iowa. Registration for the meeting will begin at 12:30 p.m. The Annual Meeting will commence at approximately 1:30 p.m. This solicitation is being made by posting on the Company’s website (www.iowarenewableenergy.com), however the Company may also use its officers, directors, and employees (without providing them with additional compensation) to solicit proxies from members in person or by telephone, facsimile or letter. Distribution of this proxy statement via access on the Company’s website (www.iowarenewableenergy.com) is scheduled to begin on or about February 18, 2008 and delivery of the proxy card via U.S. Mail is scheduled to begin on or about February 28, 2008.
QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Q:	Why did I receive this proxy statement?

A:
The board of directors is soliciting your proxy vote at the 2008 Annual Meeting because you were a member of the Company at the close of business on February 15, 2008, the record date, and are entitled to vote at the meeting.

Q:	When and where is the 2008 Annual Meeting?

A:
The 2008 Annual Meeting will be held at the Knights of Columbus Hall, 606 W. 3rd Street, Washington, Iowa. Registration for the meeting will begin at 12:30 p.m. The Annual Meeting will commence at approximately 1:30 p.m. on Saturday, April 5, 2008.

Q:	What am I voting on?

A:	You are voting on the election of three (3) Group I directors. The nominees are Jim Hanshaw, William Horan, John Heisdorffer and Edwin Hershberger.

Q:	How many votes do I have?

A:
On any matter which may properly come before the meeting, each member entitled to vote will have one vote for each membership unit owned of record by such member as of the close of business on February 15, 2008. Pursuant to section 6.15 of our Amended and Restated Operating Agreement (hereinafter “Operating Agreement”), members do not have any dissenters’ rights. Dissenters’ rights are generally the right of a security holder to dissent from and obtain the fair value of their securities in certain events, such as mergers, share exchanges, and certain amendments to certain types of organizational documents of a company.

Q:	What is the voting requirement to elect the directors?

A:	In the election of directors, the three persons in Group I receiving the greatest number of votes will be elected.

Q:	How many membership units are outstanding?

A:	At the close of business on February 15, 2008, there were 26,331 outstanding membership units meaning that there can be a total of 26,331 votes on any matter.

Q:	What is the effect of an abstention?

A:
Abstentions will be counted when determining whether a quorum is present. Abstentions for director elections, however, will not be counted either for or against any nominee because directors are elected by plurality vote, meaning that the person receiving the most votes will be elected.

Q:	How do I vote?

A:	Membership units can be voted only if the holder of record is present at the 2008 Annual Meeting either in person or by proxy. You may vote using either of the following methods:
•
Proxy Card. The proxy card is a means by which a member may authorize the voting of his, her, or its membership units at the 2008 Annual Meeting. The membership units represented by each properly executed proxy card will be voted at the 2008 Annual Meeting in accordance with the member’s directions. The Company urges you to specify your choices by marking the appropriate boxes on your proxy card. After you have marked your choices, please sign and date the proxy card and return by mail or by fax to the Company at (319)653-3330. In order for your vote to count, the Company must receive it by 5:00 p.m. on April 3, 2008.

•	In person at the 2008 Annual Meeting. All members of record as of February 15, 2008 may vote in person at the 2008 Annual Meeting.

Q:	What can I do if I change my mind after I vote my units?

A:	You may revoke your proxy by:
•	Voting in person at the 2008 Annual Meeting;

•
Giving personal or written notice of the revocation, which is received by Michael Bohannan, Chairman of the Company’s board of directors, at the Company’s offices at 1701 East 7th Street, P.O. Box 2, Washington, Iowa 52353 by 5:00 p.m. on April 3, 2008; or

•	Giving personal or written notice of the revocation to the Company’s Secretary, Richard Gallagher, at the commencement of the 2008 Annual Meeting.

Q:	What happens if I mark too few or too many boxes on the proxy card?

A:
If you do not mark any choices for Group I directors on the proxy card, then your votes will be deemed abstentions. This is because the directors have not recommended a preference among the four (4) nominees for the three (3) open positions. If you mark more than three (3) choices for Group I directors on the proxy card, then your votes will not be counted for any of the nominees. However, your units will be included in the determination of whether a quorum is present. If you mark fewer than three (3) choices for Group I directors, the proxies will vote your units ONLY for the persons you mark as your choices.

Q:	Who can attend the 2008 Annual Meeting?

A:	All members as of the close of business on February 15, 2008 may attend the 2008 Annual Meeting.

Q:	What is the Record date for the 2008 Annual Meeting?

A:	Friday, February 15, 2008.

Q:	Who will count the votes?

A:
All votes will be tabulated by the inspector of election appointed for the Annual Meeting, which will be an adminstrative employee of the Company. The inspector of election will separately tabulate affirmative and negative votes and abstentions.

Q:	What constitutes a quorum?

A:
The presence in person or by proxy of persons holding 25% of the issued and outstanding units is required to constitute a quorum. Because on February 15, 2008 the Company had 26,331 issued and outstanding membership units, the presence of 6,583 membership units will constitute a quorum. If you submit a proxy or appear at the meeting, then you will be considered part of the quorum.

Q:	Who is paying for this proxy solicitation?

A:
The entire cost of this proxy solicitation will be borne by the Company. The cost will include the cost of supplying necessary additional copies of the solicitation material for beneficial owners of membership units held of record by brokers, dealers, banks and voting trustees and their nominees. In addition, the cost will include the reasonable expenses for completing the mailing of such material to such beneficial owners.

Q:	How do I nominate a candidate for election as a director at next year’s Annual Meeting?

A:
The Group II directors will stand for election at the 2009 Annual Meeting. Nominations for director seats are made by a nominating committee appointed by the board of directors. In addition, a member may nominate a candidate for director by following the procedures explained in this proxy statement on page 12 and Section 5.3 of the Operating Agreement. In accordance with our Operating Agreement, a member desiring to nominate one or more persons for election as a Director must submit written notice of such intent either by personal delivery or regular mail to the Secretary of Iowa Renewable Energy at least 60 days, but no more than 90 days, prior to the annual meeting, which would be approximately December 28, 2008 to January 28, 2009.

Q:	What is a member proposal?

A:
A member proposal is your recommendation or requirement that the Company and/or the board of directors take action, which you intend to present at a meeting of the Company’s members. Your proposal should state as clearly as possible the course of action that you believe the Company should follow. If your proposal is placed in the Company’s proxy statement, then the Company must also provide the means for members to vote on the matter via the proxy card. The deadlines and procedures for submitting member proposals for the 2009 Annual Member Meeting are explained in the proxy statement on page 12. The Company reserves the right to reject, rule out of order, or take appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

PROPOSAL TO BE VOTED UPON
PROPOSAL 1
Election of Directors
The Company currently has twelve (12) directors, who were elected at the 2007 Annual Meeting of the Members on September 24, 2007. Pursuant to the Operating Agreement, the board of directors passed a resolution dividing the board seats into three (3) classes, Group I, Group II, and Group III which will serve staggered terms. Beginning at the 2008 Annual Meeting of the Members, the members will vote for one group of directors, and each group of directors will serve three-year terms. At the 2007 Annual Meeting of the Members, the members of the Company voted to amend Section 5.2 of the Operating Agreement to allow the board of directors to increase or reduce the number of directors within the range of seven (7) to thirteen (13) directors. At a meeting of the board of directors on November 27, 2007, the board of directors approved reducing the total number of directors of the Company from twelve (12) directors to nine (9) directors and in accordance with this reduction approved reducing the number of Group I directors from six (6) to three (3) directors. The terms of the Group I directors will expire at the April 5, 2008 member meeting. The board of directors has nominated the following persons for election as Group I directors at the April 5, 2008 election: Jim Hanshaw, William Horan, John Heisdorffer and Edwin Hershberger.
All of the nominees are incumbent directors. All nominees have indicated their willingness to serve as directors if elected. The three (3) nominees receiving the highest vote totals will be elected as the Group I directors of the Company at the 2008 Annual Meeting on April 5, 2008, provided a quorum is present. Upon the election of the three (3) Group I directors the Company will have nine (9) directors serving on its board of directors.
Required Vote and Board Recommendation
As indicated in the proxy, if you do not mark any choices for Group I directors on the proxy card, then your votes will be deemed abstentions. This is because the directors have not recommended a preference among the four (4) nominees for the three (3) open positions. Abstentions for director elections will not be counted either for or against any nominee, because directors are elected by plurality vote, meaning that the persons receiving the most votes relative to the other nominees will be elected. If you mark more than three (3) choices for Group I directors on the proxy card, then your votes will not be counted for any of the nominees. However, your units will be included in the determination of whether a quorum is present. If you mark fewer than three (3) choices for Group I directors the proxies will vote your units ONLY for the persons you mark as your choices. If any such nominees shall withdraw or otherwise become unavailable, which is not expected, the proxies will be voted for a substitute nominee who will be designated by the board of directors. Members who neither submit a proxy nor attend the meeting will not be counted as either a vote for or against the election of a director. Votes withheld or abstained for all director nominees will be treated as present at the meeting for purposes of determining a quorum, but will not be counted as votes cast in the director election.

Information about Nominees
The following table contains certain information with respect to persons nominated for election at the 2008 Annual Meeting of members:

Name and Principal Occupation	Age	Year First Became A Director	Term Expires
Jimmie Hanshaw, Owner Hanshaw Ag Solutions, Inc.	63	2005	2008
William Horan, Farmer	59	2005	2008
John Heisdorffer, Farmer	55	2005	2008
Edwin Hershberger, President English River Pellets, Inc.	66	2005	2008
Biographical Information About Nominees
Jimmie W. Hanshaw currently serves on the board of directors of Iowa Renewable Energy. Since 1999, Mr. Hanshaw has been the owner and operator of Hanshaw Ag Solutions, Inc., a contract marketing consultant. Prior to that, he was employed with Syngenta for over 36 years where his positions included assistant forage plant breeder, sales agronomist in southern Iowa, Missouri and Kansas, regional marketing manager for the eastern United States and a national accounts manager. Mr. Hanshaw currently sits on the board of Hanshaw Renewable Energy, LLC as treasurer. Mr. Hanshaw has served as a director since the Company’s inception.
William J. Horan currently serves on the board of directors of Iowa Renewable Energy. Mr. Horan has been a farmer for 35 years. He is a partner in Horan Brothers Agricultural Enterprises in Rockwell City, Iowa. Mr. Horan is past president of the Iowa Corn Growers Association and sits on the board of directors of Natural Resource Solutions, LLC; Truth about Trade; ISU Research Park board of directors; the USDA DOE Technical Advisory Committee; The Biodiesel Group, LLC; and the following public reporting companies: Western Iowa Energy, LLC; Western Dubuque Biodiesel, LLC; and Central Iowa Energy, LLC. Mr. Horan has served as a director since the Company’s inception.
John Heisdorffer currently serves on the board of directors of Iowa Renewable Energy. Since 1971, Mr. Heisdorffer has owned and operated a 1,300 acre farming operation near Keota, Iowa. Mr. Heisdorffer previously served on the National Biodiesel Board from 1996-2004 as secretary, treasurer and technical chairman. He served on the Iowa Soybean Promotion Board for nine years and currently is president elect of the Iowa Soybean Association. Mr. Heisdorffer has served as a director since the Company’s inception.
Edwin J. Hershberger currently serves on the board of directors of Iowa Renewable Energy. Since 1972, Mr. Hershberger has served as President of English River Pellets, Inc., a feed manufacturing and grain elevator with four locations and annual sales of $20 million. He also has served as the President of R & H Enterprises, Inc. and Ridgecrest Turkey Farm, Inc. since 1991. He also has served as a member of the board of directors for Iowa Turkey Growers cooperative since 1998. Mr. Hershberger has served as a director since the Company’s inception.
Biographical Information About Non-Nominee Directors, Officers and Significant Employees
We currently have six (6) Non-Nominee Directors, because their terms do not expire at the 2008 Annual Meeting and two (2) Non-Nominee Directors that are not seeking re-election at the 2008 Annual Meeting.
Michael J. Bohannan, Chairman and President — Age 47 Mr. Bohannan currently serves on the board of directors of Iowa Renewable Energy. Since 2001, Mr. Bohannan has been employed as the operations manager for Kinder Morgan. As the operations manager, he is responsible for overseeing the operation of approximately 300 miles of natural gas pipeline, five compressor stations and two natural gas storage fields, as well as approximately 300 miles of liquid pipeline operations. Prior to that, he was service engineer for Kinder Morgan for four years, where he was responsible for technical support of the pipeline, compressor station and natural gas storage operations in Iowa and Illinois. Mr. Bohannan has served as a director, President of the Company and the Chairman of the Board since the Company’s inception.

Warren L. Bush, Director — Age 59 Mr. Bush currently serves on the board of directors of Iowa Renewable Energy. Mr. Bush is a licensed attorney in both Iowa and Arizona. Mr. Bush has served as a Judicial Magistrate for the State of Iowa since July of 1986. He is also a self-employed attorney and practices out of offices in Wall Lake and Dunlap. Mr. Bush currently serves on a variety of boards, including The Biodiesel Group, LLC; and the following public reporting companies: Western Iowa Energy, LLC; Western Dubuque Biodiesel, LLC and Central Iowa Energy, LLC. He is a principal in Bush Boys’ Enterprises, LLC, Bush Boys, Inc. and Front Row Racing Stable, Ltd. Tom Schroeder, one of directors, is Mr. Bush’s brother-in-law. Mr. Bush has served as a director since the Company’s inception.
Mark A. Cob, Vice President — Age 48 Mr. Cobb currently serves on the board of directors of Iowa Renewable Energy. Since 1980, Mr. Cobb has served as the President of Cobb Oil Co., Inc., a petroleum jobber located in Brighton, Iowa that has annual revenues of approximately $50 million. Mr. Cobb has served as a director and the Vice-Chairman since the Company’s inception.
Richard Gallagher, Secretary — Age 63 Mr. Gallagher currently serves on the board of directors of Iowa Renewable Energy. Mr. Gallagher owns and operates a 1,000 acre grain farm near Washington, Iowa. He has operated this farm since 1974. Mr. Gallagher currently serves on the boards of the Iowa Corn Promotion Board and the Iowa Renewable Fuels Association. Mr. Gallagher has served as a director and the Secretary since the Company’s inception.
Denny Mauser, Director — Age 59 Mr. Mauser currently serves on the board of directors of Iowa Renewable Energy. Mr. Mauser has farmed for more than thirty-six years in Buena Vista County and Sac County, Iowa. His 900 acre operation includes corn, soybeans and popcorn; he also manages a cow-calf herd. He formerly served as President of the Iowa Farm Bureau Young Members and on the Schaller Community School Board. He currently serves as President of Sac County Rural Electric Cooperative and is a member of the board of directors of The Biodiesel Group, LLC; and the following public reporting companies: Western Iowa Energy, LLC; Western Dubuque Biodiesel, LLC; and Central Iowa Energy, LLC. Mr. Mauser has served as a director since the Company’s inception.
Mark Muench — Age 33 Mr. Muench has served on the board of directors of Iowa Renewable Energy since the Company’s inception in 2005 and is not seeking re-election to the board of directors. Mr. Muench operates a family farm near Ogden, Iowa. He has operated the farm for the last 14 years. The farm is a corn, soybean, and cattle operation. Mr. Muench currently serves on the board of directors for The Biodiesel Group, LLC and the public reporting company Western Dubuque Biodiesel, LLC. He also formerly served on the board of directors for Iowa Soybean Association and Western Iowa Energy, LLC.
J. William Pim, Chief Financial Officer — Age 53 Mr. Pim currently serves on the board of directors of Iowa Renewable Energy. Mr. Pim is a CPA with 25 years of public and private accounting experience. Seventeen years of his experience has been as a controller-chief financial officer for manufacturing companies. Mr. Pim’s experience includes seven years of preparation and filing of SEC reports and related information. Since September 2007, he has been the director of Finance and Budgets for the Iowa Foundation for Medical Care. From October 2004 through August 2007, Mr. Pim was employed as an accountant with Heartland Express, Inc. From October 2002 to April 2004, he was employed with Plastag Holdings, LLC where his duties included preparation of monthly and annual financial statements, cash management and general accounting management. Mr. Pim has served as a director, Treasurer and our Chief Financial Officer since the Company’s inception.
Tom Schroeder, Director — Age 52 Mr. Schroeder has served on the board of directors of Iowa Renewable Energy since the Company’s inception in 2005 and is not seeking re-election to the board of directors. For more than thirty years, Mr. Schroeder has served as President of JCT, Inc, a refrigerated trucking company that specializes in the transportation of meat from Midwest packers for export. He is currently employed as a commercial fleet sales manager for Renewable Energy Group, Inc., the company serving as Iowa Renewable Energy’s design-builder and marketer. Mr. Schroeder was the city manager and economic development director in Wall Lake, Iowa until he started working for Renewable Energy Group, Inc. in November 2006. He also serves on the board of The Biodiesel Group, LLC; and the following public reporting companies: Western Dubuque Biodiesel, LLC; and Central Iowa Energy, LLC. He was formerly a director with Western Iowa Energy, LLC. Warren Bush, one of our directors, is Mr. Schroeder’s brother-in-law.

Alan Yoder, General Manager
Pursuant to the Management and Operational Services Agreement we entered into with Renewable Energy Group, Inc. (“REG”), REG supervises and directs the general operations of the plant, including hiring and employing a full-time general manager, who is based on site at our plant and who works exclusively for us. Accordingly, the general manager is not our employee. REG hired Alan Yoder as the general manager of our plant. Prior to his employment with REG, Mr. Yoder was Vice-President of Production for Blue Seal Feeds, Inc. in Londonderry, New Hampshire.
Glen Hansel, Operations Manager
Pursuant to our Management and Operational Agreement with REG, REG provides us with a full-time operations manager, who is based on site at our plant and who works exclusively for us. Accordingly, the operations manager is not our employee. REG hired Glen Hansel as the operations manager of our plant. Prior to his employment with REG, Mr. Hansel was the Operations Manager of BFC Gas & Electric in Cedar Rapids, Iowa.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
No person or entity, including our officers and directors, currently beneficially owns more than 5% of our membership units.
SECURITY OWNERSHIP OF MANAGEMENT
As of January 28, 2008, members of our board of directors, executive officers and director nominees own membership units as follows:

			Amount and
		Position with	Nature of
	Name and Address of	Iowa Renewable	Beneficial	Percent of
Title of Class	Beneficial Owner	Energy	Owner(1)	Class(2)
Membership Units	Michael J. Bohannan 2726 Trio Court Washington, IA 52353	Director, Chairman and President	200 units(3)	0.76%
Membership Units	Mark A. Cobb 208 W. Fountain Brighton, IA 52540	Director & Vice-Chairman	300 units(4)	1.14%
Membership Units	J. William Pim 750 S. 14th Ave. Washington, IA 52353	Director, Chief Financial Officer and Treasurer	100 units(5)	0.38%
Membership Units	Richard Gallagher 2672 260th St. Washington, IA 52353	Director & Secretary	200 units	0.76%
Membership Units	Warren L. Bush 306 West 4th Street Wall Lake, IA 51466	Director	290 units(6)	1.10%
Membership Units	William J. Horan 3220 240th St Rockwell City, IA 50579	Director	240 units(7)	0.91%
Membership Units	Denny Mauser 1940 190th St. Early, IA 50535	Director	290 units(8)	1.10%
Membership Units	Tom Schroeder 503 W. 7th Wall Lake, IA 51466	Director	290 units(9)	1.10%
Membership Units	Mark Muench 611 E. Ave. Ogden, IA 50212	Director	240 units(10)	0.91%

			Amount and
		Position with	Nature of
	Name and Address of	Iowa Renewable	Beneficial	Percent of
Title of Class	Beneficial Owner	Energy	Owner(1)	Class(2)
Membership Units	Jimmie W. Hanshaw 111 W. 10th St. Washington, IA 52353	Director	200 units(11)	0.76%
Membership Units	John Heisdorffer 23336 320th Ave. Keota, IA 52248	Director	200 units(12)	0.76%
Membership Units	Edwin J. Hershberger 126 E. Ave., PO Box 1203 Kalona, IA 52247	Director	200 units	0.76%

	Totals:		2750 units	10.44%

(1)	Beneficial ownership is determined in accordance with SEC rules and generally includes holding, voting and investment power with respect to the securities.

(2)
Based on 5,360 units sold in seed capital offering, 500 units paid pursuant to an agreement with The Biodiesel Group for consulting, 19,371 in offering registered with State of Iowa and 1,100 units to directors exercising the option.

(3)	Includes units owned by Michael Bohannan jointly with his wife, Lisa K. Bohannan.

(4)	Includes units owned by Cobb Oil Co., Inc. and Mark A. Cobb, our director, is a principal owner of that business.

(5)	Includes units owned by J. William Pim jointly with his wife, Nancy Pim.

(6)	Includes units paid pursuant to a consulting agreement with The Biodiesel Group, of which Warren Bush is a principal owner.

(7)	Includes units paid pursuant to a consulting agreement with The Biodiesel Group, of which William Horan is a principal owner.

(8)	Includes units paid pursuant to a consulting agreement with The Biodiesel Group, of which Denny Mauser is a principal owner. Also includes units owned jointly with his wife, LaRae Mauser.

(9)	Includes units paid pursuant to a consulting agreement with The Biodiesel Group, of which Tom Schroeder is a principal owner.

(10)	Includes units paid pursuant to a consulting agreement with The Biodiesel Group, of which Mark Muench is a principal owner.

(11)	Includes units owned by Hanshaw Renewable Energy and Jimmie Hanshaw, our director, is a principal owner of that business.

(12)	Includes units owned by JRF, LLC and John Heisdorffer, our director, is a principal owner of that business.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the “SEC”). Officers, directors and greater than 10% beneficial owners are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. To our knowledge, and based solely on a review of the copies of such reports furnished to us and written representations from our officers and directors, all Section 16(a) filing requirements were complied with during the fiscal year ended September 30, 2007.
BOARD OF DIRECTORS’ MEETINGS AND COMMITTEES
The board of directors generally meets once per month. The board of directors held 13 regularly scheduled and special meetings during the fiscal year ended September 30, 2007. All of the directors attended at least 75% of the meetings of the board of directors during the fiscal year ended September 30, 2007, with the exception of William Horan, Mark Muench, and Tom Schroeder.

The board of directors does not have a formal process for holders of membership units to send communications to the board of directors. The board of directors feels this is reasonable given the accessibility of our directors. Members desiring to communicate with the board of directors may do so by contacting a director via our website, fax, phone or in writing. The names of our directors are listed on our website at www.iowarenewableenergy.com.
The board of directors does not have a policy with regard to directors’ attendance at annual meetings. This is the second annual meeting of the Company and all of our directors attended the 2007 annual meeting. Therefore, the board of directors feels a attendance policy is not necessary. All of our Directors are independent, as defined by NASDAQ Rule 4200, with the exception of Michael Bohannan and J. William Pim who are not considered independent under NASDAQ Rule 4200 due to their status as executive officers of the Company, respectively.
Audit Committee
The Company became a reporting organization in January 2007 with the filing of a Form 10-SB. Prior to this time, the entire board of directors acted as the audit committee for the Company. When the entire board of directors acted as the audit committee, a majority of our board was independent under NASDAQ Rule 4200 and our audit committee charter. Under NASDAQ Rule 4200, all of our directors were independent, with the exception of Michael Bohannan and J. William Pim, who are executive officers of the Company. However, NASDAQ Rule 4200, cross references to more stringent standards under NASDAQ Rule 4350 for audit committees. Audit committees under NASDAQ Rule 4350 require the entire audit committee to be independent, and we did not meet this requirement. Under our audit committee charter, all of our directors were independent with the exception of Warren Bush, Mark Muench, Tom Schroeder, Bill Horan and Denny Mauser, who each received approximately $65,000 under our agreement with The Biodiesel Group, which consisted of fees and stock awards.
The board of directors created an audit committee in January 2007, which operates under a charter adopted by the board of directors in February 2007. Under the charter, the audit committee must have at least three members. The board of directors appointed Warren Bush, Mark Cobb and Ed Hershberger to the audit committee. The audit committee is exempt from the independence listing standards because the Company’s securities are not listed on a national securities exchange or listed in an automated inter-dealer quotation system of a national securities association or to issuers of such securities. Nevertheless, all of our audit committee members are independent within the definition of independence provided by NASDAQ Rules 4200. NASDAQ Rule 4200, cross references to more stringent standards under NASDAQ Rule 4350 for audit committees. Audit committees under NASDAQ Rule 4350 require the entire audit committee to be independent, and we meet this requirement. In addition, our audit committee charter requires a majority of our audit committee to be independent as defined in the charter. Warren Bush is not independent under our audit committee charter because he earned approximately $70,100 in compensation and stock awards under our agreement with The Biodiesel Group and for legal services he provided to us. We are in compliance with our charter by having a majority of independent directors on the audit committee.
The board of directors has determined that we do not currently have a financial expert serving on our audit committee. We do not have a financial expert serving on our audit committee because no member of our board of directors has the requisite experience and education to qualify as an audit committee financial expert as defined in Item 407 of Regulation S-K, except for J. William Pim, who cannot serve on the audit committee as he is our Chief Financial Officer. The board of directors intends to consider such qualifications in future nominations to our board of directors and appointments to the audit committee and anticipates it will bring in an advisor to assist the audit committee until a member of the audit committee qualifies as a financial expert.
During the fiscal year ended September 30, 2007, the audit committee, or the board acting as the audit committee, held five meetings. All of the audit committee members attended at least 75% of the audit committee meetings held during the fiscal year ending September 30, 2007.

Our audit committee charter is not available on our website, however, a current copy of our audit committee charter was included as an appendix to our proxy statement for our 2007 Annual Meeting.
Audit Committee Report
The board of directors acted as the audit committee for the first few months of the fiscal year ended September 30, 2007, until the audit committee was created in January 2007. The following report of the audit committee shall not be deemed to be incorporated by reference in any previous or future documents filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates by reference in any such document.
The audit committee (the Committee) reviews the Company’s financial reporting process on behalf of the board of directors. Management has the primary responsibility for the financial statements and the reporting process. The Company’s independent registered accounting firm is responsible for expressing an opinion on the conformity of the audited financial statements to U.S. generally accepted accounting principles. The Committee reviewed and discussed with management the Company’s audited financial statements as of and for the fiscal year ended September 30, 2007. The committee has discussed with McGladrey & Pullen, LLP, its independent registered accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61 Communication with audit committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants. The Committee has received and reviewed the written disclosures and the letter to management from McGladrey & Pullen, LLP as required by Independence Standards Board Standard No. 1, and has discussed with the independent registered public accounting firm their independence. The Committee has considered whether the provision of services by McGladrey & Pullen, LLP not related to the audit of the financial statements referred to above and to the reviews of the interim financial statements included in the Company’s Form 10-KSB are compatible with maintaining McGladrey & Pullen, LLP’s independence.
Based on the reviews and discussions referred to above, the Committee determined that the audited financial statements referred to above be included in the Form 10-KSB accompanying this proxy statement for the fiscal year ended September 30, 2007.
Audit Committee
Warren Bush
Mark Cobb
Ed Hershberger
Independent Registered Public Accounting Firm
The audit committee selected McGladrey & Pullen, LLP as the Company’s independent registered public accountants for the fiscal year October 1, 2006 to September 30, 2007. A representative of McGladrey & Pullen, LLP is expected to be present at the annual meeting of members, will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.
Christianson & Associates, PLLP, Certified Public Accountants (Christianson), was the company’s independent auditor from the company’s inception through November 3, 2006. Christianson’s reports on the company’s financial statements have not contained an adverse opinion, disclaimer of opinion or modification. The decision to change auditors and dismiss Christianson was approved by the company’s board of directors. There were no disagreements with Christianson on any matter of accounting principles or practices, financial statement disclosure, or auditing scope procedure, which, if not resolved to the former accountant’s satisfaction, would have caused it to make reference to the subject matter of the disagreement(s) in connection with its report. A copy of this disclosure has been provided to Christianson and we have received a response that Christianson agrees with this disclosure. McGladrey & Pullen, LLP, Certified Public Accountants, has been the company’s independent registered public accounting firm since November 3, 2006. All financial statements in the Form 10-KSB were audited by McGladrey & Pullen, LLP.

Audit Fees
The aggregate fees billed by the principal independent registered public accountants (McGladrey & Pullen, LLP and its affiliate RSM McGladrey, Inc.) to the Company for the fiscal years ended September 30, 2006 and September 30, 2007 are as follows:

Category	Year	Fees
Audit Fees (1)	2007	$84,492
	2006	$20,201
Audit-Related Fees	2007	$0
	2006	$0
Tax Fees	2007	$24,108
	2006	$0
All Other Fees	2007	$0
	2006	$0

(1)	Audit fees include review of regulatory filings and quarterly financial statements and research and consultation related financial statements and to such filings.
Prior to engagement of our independent registered public accounting firm to perform audit services for the Company, such firm was pre-approved by the board of directors, acting as the audit committee.
One hundred percent (100%) of all audit services, audit-related services and tax-related services were pre-approved by our board of directors.
Nominating Committee
The board of directors has acted as the nominating committee for the Company and no separate nominating committee has been formed to date. The nominating committee did not meet during the fiscal year ended September 30, 2007 because the Company’s first annual meeting was not held until September 24, 2007, when the Company’s held its first election of directors. Based upon the size of the Company and the board’s familiarity with the Company since inception, the board also has determined that each of the directors is qualified to suggest nominees for consideration to the nominating committee. Pursuant to amendments to our Operating Agreement, adopted by the Company’s shareholders at its 2007 Annual Meeting, which allowed the date of our annual meeting to move from fall to spring, this is the second election of directors since the Company’s inception. The major responsibilities of the nominating committee are to:
•	Develop a nomination process for candidates to the board of directors;

•	Establish criteria and qualifications for membership to the board of directors;

•	Identify and evaluate potential director nominees;

•	Fill vacancies on the board of directors;

•	Recommend nominees to the board of directors for election or re-election.
The nominating committee does not operate under a charter and it does not have a policy with regard to the consideration of any director candidates recommended by members. The board of directors believes that this is appropriate since the company only recently had terms of its directors expire. The nominating committee may establish in the future a charter and develop policies and procedures for evaluating potential director candidates whether presented by members or selected by the nominating committee. The nominating committee is exempt from the independence listing standards because the Company’s securities are not listed on a national securities exchange or listed in an automated inter-dealer quotation system of a national securities association or to issuers of such securities. Nevertheless, with the exception of Michael Bohannan and J. William Pim, who are executive officers, each member of our board of directors is independent within the definition of independence provided by NASDAQ Rules 4200 and 4350.

Compensation Committee
The board of directors appointed Jimmie Hanshaw, Denny Mauser and Richard Gallagher to serve as members of the compensation committee of the board of directors. They were appointed to the committee in January 2007. The compensation committee has direct responsibility with respect to the compensation of the Company’s chief executive officer and oversees the compensation of our other executive officers. The compensation committee has the overall responsibility for approving and evaluating our director and executive compensation plans, policies and programs. The compensation committee met twice during the fiscal year ending September 30, 2007. All of the compensation committee members attended at least 75% of the compensation committee meetings held during the fiscal year ending September 30, 2007.
MEMBER PROPOSALS AND NOMINATIONS FOR DIRECTOR POSITIONS
Member Proposals
In order to be considered for inclusion in our 2009 Annual Meeting proxy statement, member proposals must be submitted in writing to the Company by November 21, 2008 (120 days prior to the 1-year anniversary of the date of mailing of this proxy statement). The Company suggests that proposals for the 2009 annual meeting of the members be submitted by certified mail-return receipt requested.
Members who intend to present a proposal at the 2009 Annual Meeting of members without including such proposal in the Company’s proxy statement must provide the Company notice of such proposal no later than January 4, 2009 (45 days prior to the 1-year anniversary of the date of mailing of this proxy statement). The Company reserves the right to reject, rule out of order, or take appropriate action with respect to any proposal that does not comply with these and other applicable requirements.
If the Company does not receive notice of a member proposal intended to be submitted to the 2009 annual meeting by January 4, 2009, the persons named on the proxy card accompanying the notice of meeting may vote on any such proposal in their discretion. However, if the Company does receive notice of a member proposal intended to be submitted to the 2009 Annual Meeting by January 4, 2009, then the persons named on the proxy card may vote on any such proposal in their discretion only if the Company includes in its proxy statement an explanation of its intention with respect to voting on the proposal.
Director Nominations
Nominations for the election of directors at the 2009 Annual Member Meeting may be made by any member entitled to vote generally in the election of directors. In accordance with our Operating Agreement, a member desiring to nominate one or more persons for election as a director must submit written notice of such intent either by personal delivery or regular mail to the Secretary of Iowa Renewable Energy at least 60 days, but no more than 90 days, prior to the annual meeting, which would be approximately December 28, 2008 to January 28, 2009.
This notice must contain: (i) the name and address of the member who intends to make the nomination; (ii) a representation that the member is a holder of units of Iowa Renewable Energy entitled to vote at the annual meeting and intends to appear personally or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) the name, age, business and residence addresses, and principal occupation or employment of each nominee; (iv) a description of all arrangements or understandings between the member and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the member; (v) such other information regarding each nominee proposed by the member as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission; (vi) the consent of each nominee to serve as a director of Iowa Renewable Energy if so elected; and (vii) a nominating petition signed and dated by the holders of at least five percent (5%) of our outstanding units that clearly sets forth the proposed candidate as a nominee of the director’s seat to be filled at the next election of directors. If a presiding officer at a meeting of the members determines that a nomination is not made in accordance with this procedure, the officer must declare that the nomination was defective and therefore must be disregarded.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
We have engaged in transactions with the following related parties during our fiscal year ended September 30, 2007:
Transactions with The Biodiesel Group
We entered into a consulting agreement with The Biodiesel Group, as a project development and equity consultant. The Biodiesel Group is owned and operated by five of our directors, Warren L. Bush, William J. Horan, Denny Mauser, Tom Schroeder and Mark Muench. Upon execution of the agreement and in anticipation of the receipt of consulting services we transferred 100 units to each of the five members of The Biodiesel Group. In exchange, The Biodiesel Group provided assistance with negotiation of various contracts, assistance in the planning of our equity marketing effort, and assistance in securing debt financing services up until the date of the closing of a loan transaction to finance construction of the project. In addition, we agreed to pay to The Biodiesel Group a total consulting fee of $75,000 payable at a rate of $12,500 per month during the contract term. These consulting fees were indirect compensation to Warren L. Bush, William J. Horan, Denny Mauser, Tom Schroeder and Mark Muench. The contract term expired when our debt financing closed on October 26, 2006.
Since our inception, our promoters have received the following compensation:
Transactions with our Board of Directors
Each of our directors was involved in the startup of our operations and, therefore, is considered a promoter. The directors that are owners of The Biodiesel Group received the compensation discussed above. In addition, our board approved a membership unit option agreement for all of our directors. Under the agreement, each of the directors had the option to purchase 100 units for a purchase price of $500 per unit upon execution of definitive loan documents. The fair value of the Company’s stock at the time the options were granted was $1,000 per unit. As a result $600,000 of stock based compensation was reflected in the Company’s statement of operations for the year ended September 30, 2006 based on the difference between the exercise price and the fair market value of the underlying units on the date the options were granted. Each of our directors, with the exception of J. William Pim, have exercised this option. This option expired 30 days after we closed on our debt financing, which was October 26, 2006.
In June 2007 our directors passed a resolution to compensate directors for the services they provide in that capacity. The compensation arrangement provides each director will receive $500 per month. Each member of the audit committee will receive an additional $250 per month and the Chairman will receive an additional $500 a month. Each director will receive another $250 per month if at the end of the year, Iowa Renewable Energy has a 15% return on investment for that year and an additional $250 per month if Iowa Renewable Energy meets all financial agreements with the lenders and the director attends at least nine out of 12 board meetings. In addition, directors will be paid mileage at the standard IRS rate and be reimbursed for expenses related to their service as director. Directors will also be paid $200 per day for meetings attended, other than board meetings, as a director. This plan was effective as of July 2007. On October 16, 2007 we entered into a compensation agreement with J. William Pim to pay Mr. Pim $50 per hour for services he provides to us as our Chief Financial Officer.
The following table summarizes the compensation paid to our promoter directors from our inception through January 28, 2008.

	FEES				Non-Equity
	EARNED		OPTION		Incentive Plan
	OR PAID	STOCK	AWARDS		Compensation	OTHER
DIRECTOR	IN CASH	AWARDS	(8)		(1)	COMPENSATION		TOTAL
Mike Bohannan	$4,000	$0	$51,455		$1,500	$608	(2)	$57,563
Mark Cobb	$3,000	$0	$51,455		$1,500	$0		$55,955
Richard Gallagher	$2,000	$0	$51,455		$1,500	$0		$54,955
J. William Pim	$2,000	$0	$51,455	(3)	$1,500	$925	(4)	$55,880
Warren Bush	$3,000	$50,000	$51,455		$1,500	$5,490	(5)	$111,445
Jim Hanshaw	$2,000	$0	$51,455		$1,500	$0		$54,955
Bill Horan	$2,000	$50,000	$51,455		$0	$0		$102,000
Ed Hershberger	$3,000	$0	$51,455		$1,500	$0		$55,955
Denny Mauser	$2,000	$50,000	$51,455		$1,500	$997	(6)	$105,952
John Heisdorffer	$2,000	$0	$51,455		$1,500	$1,396	(7)	$56,351
Tom Schroeder	$2,000	$50,000	$51,455		$0	$0		$103,455
Mark Muench	$2,000	$50,000	$51,455		$1,500	$0		$104,955

(1)	Annual bonus, based on director compensation plan, is to be paid in January 2008.

(2)	Mileage payment.

(3)	For stock options, compensation is considered to be paid at the time the option is granted. Mr. Pim was granted this option, however, it expired unexercised.

(4)	Mr. Pim received $925 in compensation for his services provided to us as Chief Financial Officer. This compensation was earned and paid after close of our fiscal year ended September 30, 2007.

(5)
Mr. Bush billed us $5,010 for legal services he provided us prior to our fiscal year beginning October 1, 2006. We have not paid Mr. Bush for his legal services. The remaining $480 is for Mr. Bush’s mileage and meal reimbursement.

(6)	Mileage payment.

(7)	Expenses and mileage fee for attendance at a National Biodiesel Board meeting after close of our fiscal year ended September 30, 2007.

(8)	In accordance with FAS 123R, the value of the options were computed to be $514.55 per unit based upon the minimum valuation method using a discount rate of 4.5% for 8 months.
EXECUTIVE COMPENSATION
Michael Bohannan is currently serving as our Chairman and President. J. William Pim is our Treasurer and Chief Financial Officer.
Below is a table summarizing the compensation that has been provided to our Chairman and President, Michael Bohannan, as of our fiscal years ended on September 30, 2006 and 2007.

		FEES EARNED
		OR PAID IN	OPTION
NAME & PRINCIPAL POSITION	YEAR	CASH	AWARDS(1)	TOTAL
Michael Bohannan, Chairman and President	Fiscal Year Ending September 30, 2007	$3,000	$0	$3,000
	Fiscal Year Ending September 30, 2006	$0	$51,455	$51,455

(1)
This compensation was rendered to our Chairman and President, Michael Bohannan, as an option. Please see “CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS — Transactions with our Board of Directors” above for a description of the option award issued to Michael Bohannan.

Below is a table summarizing the compensation that has been paid by the Company to the directors, other than Michael Bohannan, as of our fiscal year end on September 30, 2007.

DIRECTOR	FEES EARNED OR PAID IN CASH	TOTAL
Mark A. Cobb	$2.250	$2,250
Richard Gallagher	$1,500	$1,500
J. William Pim	$1,500	$1,500
Warren L. Bush	$2,250	$2,250
Jimmie W. Hanshaw	$1,500	$1,500
William J. Horan	$1,500	$1,500
Edwin J. Hershberger	$2,250	$2,250
Denny Mauser	$1,500	$1,500
John Heisdorffer	$1,500	$1,500
Tom Schroeder	$1,500	$1,500
Mark Muench	$1,500	$1,500
Please see “CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS” above for a description of the option and stock awards issued to our directors.
ANNUAL REPORT AND FINANCIAL STATEMENTS
The Company’s 2007 Annual Report to security holders, including financial statements and the notes thereto, for the fiscal year ended September 30, 2007 accompanies the delivery of this Proxy Statement.
The Company will provide each member solicited a copy of the Form 10-KSB without charge. The written request for the Form 10-KSB should be directed to Michael Bohannan, Chairman and President of Iowa Renewable Energy, LLC at 1701 East 7th Street, P.O. Box 2, Washington, Iowa 52353. The Form 10-KSB is also available from the SEC at 6432 General Green Way, Mail stop 0-5, Alexandria, VA 22312-2413, by e-mail at foiapa@sec.gov or fax at (703) 914-2413 or available from the SEC’s internet site (www.sec.gov).

IOWA RENEWABLE ENERGY, LLC
2008 Annual Meeting of Members — Saturday, April 5, 2008
For Members as of February 15, 2008
Proxy Solicited on Behalf of the Board of Directors

Member Name	Please Print Clearly

Telephone Number

Address:

Units Owned on February 15, 2008

PROPOSAL ONE: ELECTION OF THREE GROUP I DIRECTORS
You may vote for three (3) nominees.

	For	Against	Abstain

Jim Hanshaw, Incumbent------------------------------------->>>	☐	☐	☐
William Horan, Incumbent----------------------------------->>>	☐	☐	☐
John Heisdorffer, Incumbent--------------------------------->>>	☐	☐	☐
Edwin Hershberger, Incumbent------------------------------>>>	☐	☐	☐
PLEASE INDICATE YOUR SELECTION BY FIRMLY PLACING AN “X” IN THE APPROPRIATE BOX WITH BLUE OR BLACK INK TO VOTE YOUR SHARES

By signing this proxy card, you appoint Mike Bohannan and Richard Gallagher, jointly and severally, each with full power of substitution, as proxies to represent you at the 2008 Annual Meeting of the Members to be held on Saturday April 5, 2008 at the Knights of Columbus Hall, 606 W. 3rd Street, Washington, Iowa and at any adjournment thereof, on any matters coming before the meeting.
Please specify your choice by marking the appropriate box for each matter above. The proxies cannot vote your units unless you sign and return this card. For your proxy card to be valid, it must be received by the Company before 5:00 p.m. on April 3, 2008.
This proxy, when properly executed, will be voted in the manner directed herein and authorizes the proxies to take action in their discretion upon other matters that may properly come before the Meeting. If you do not mark any choices for Group I directors on the proxy card, then your votes will be deemed abstentions. If you mark fewer than three (3) choices for Group I directors the proxies will vote your units ONLY for the persons you mark as your choices. If you mark more than three (3) choices for Group I directors the proxies will not vote your units for any of the nominees.
You may revoke your proxy by:
•	Voting in person at the 2008 Annual Meeting;

•
Giving personal or written notice of the revocation, which is received by Michael Bohannan, Chairman of the Company’s Board of Directors, at the Company’s offices at 1701 East 7th Street, P.O. Box 2, Washington, Iowa 52353 by 5:00 p.m. on April 3, 2008; or

•	Giving personal or written notice of the revocation to the Company’s Secretary, Richard Gallagher, at the commencement of the 2008 Annual Meeting.

Signature:	Signature:

Date:	Date:

Please sign exactly as your name appears above. Joint owners must both sign. When signing as attorney executor, administrator, trustee or guardian, please note that fact.